Exhibit 5.1

John T. McKenna

+1 650 843 5059

jmckenna@cooley.com

May 26, 2022

XOMA Corporation

2200 Powell St., Suite 310

Emeryville, CA 94068

Ladies and Gentlemen:

We have acted as counsel to XOMA Corporation, a Delaware corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 275,000 shares (the “Shares”) of the Company’s Common Stock, par value $0.0075 per share (“Common Stock”) issuable pursuant to the Company’s Amended and Restated 2010 Long Term Incentive and Stock Award Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Plan, (c) the Company’s Amended and Restated Certificate of Incorporation, including its Certificate of Designation of Preferences, Rights and Limitations of Series X Convertible Preferred Stock, Certificate of Designation of 8.625% Series A Cumulative Perpetual Preferred Stock, Certificate of Designation of 8.375% Series B Cumulative Perpetual Preferred Stock and By-laws, each as currently in effect and (d) originals or copies certified to our satisfaction of such other records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com

XOMA Corporation

May 26, 2022

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

Cooley LLP

By:	/s/ John T. McKenna
John T. McKenna

Cooley LLP    3175 Hanover Street    Palo Alto, CA    94304-1130

t: (650) 843-5000 f: (650) 849-7400 cooley.com